Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

March 5, 2010

iPath Exchange Traded Notes

iPath® S&P 500 VIX Short-Term Futures™ ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption, based on the performance of the index less investor fees. The iPath® S&P 500 VIX Short-Term Futures™ ETN is designed to provide investors with cost effective exposure to the S&P 500 VIX Short-Term Futures™ Index TR.

NOTE DETAILS INDEX COMMODITY COMPOSITION GROUPS

Ticker VXX

SPVXSTR 100.00% Intraday indicative value ticker VXX.IV

Bloomberg index ticker SPVXSTR CUSIP 06740C527 Primary exchange NYSE Arca Yearly fee 0.89% Inception date 01/29/09 Maturity date 01/30/19 Index S&P 500 VIX Short-Term Futures™ Index TR

* The investor fee is the Yearly Fee times the applicable closing indicative value times the Source: S&P as of 12/31/09. The S&P 500 VIX Short-Term Futures™ Index TR measures the applicable daily index factor, calculated on a daily basis in the following manner: The investor return from a daily rolling long position in the first and second month VIX futures contracts and targets a constant maturity of one month. fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365.

INDEX CORRELATIONS

ISSUER DETAILS S&P 500 Index -0.74 CBOE SPX Volatility Index 0.71 Barclays Bank PLC long-term, unsecured obligations* S&P 500 VIX Short-Term Futures™ Index TR 1.00 S&P rating AA- S&P 500 VIX Mid-Term Futures™ Index TR 0.90 Moody’s rating Aa3 Source: S&P, Bloomberg, BlackRock, CBOE (12/04—12/09), based on monthly returns. The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

iPath® S&P 500 VIX Short-Term Futures™ ETN

The S&P 500 VIX Short-Term Futures™ Index TR is designed to provide access to equity market volatility through CBOE Volatility Index® (the “VIX Index”) futures. Specifically, the S&P 500 VIX Short-Term Futures™ Index TR offers exposure to a daily rolling long position in the first and second month VIX futures contracts and reflects the implied volatility of the S&P 500® Index at various points along the volatility forward curve. The index futures roll continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract.

A direct investment in VIX (commonly referred to as spot VIX) is not possible. The S&P 500 VIX Short-Term Futures Index™ TR holds VIX futures contracts, which could involve roll costs and exhibit different risk and return characteristics. Investments offering volatility exposure can have various uses within a portfolio including hedging, directional, or arbitrage strategies and are typically short or medium-term in nature.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 12/31/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

S&P 500 Index 26.46 -5.63 0.42 16.05 CBOE SPX Volatility Index -45.80 23.32 10.28 73.56 S&P 500 VIX Short-Term Futures™ Index TR -64.90 4.35 n/a n/a S&P 500 VIX Mid-Term Futures™ Index TR -23.60 29.31 n/a n/a

* Based on monthly returns for 12/04—12/09. Source: S&P, Bloomberg, CBOE, BlackRock.

** Index returns prior to 1/20/09 are hypothetical and are an illustration of how the index would have performed based on current methodology. This data does not reflect actual performance of the index.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of matters addressed herein. Accordingly, you should seek advice based on your particular circumstances the main risks see “Risk Factors” in the applicable prospectus. from an independent tax advisor.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the An investment in iPath ETNs linked to the performance of the S&P 500 VIX Short-Term Futures™ Index offering to which this communication relates. Before you invest, you should read the prospectus TR and the S&P 500 VIX Mid-Term Futures™ Index TR is subject to risks associated with fluctuations, and other documents Barclays Bank PLC has filed with the SEC for more complete information particularly a decline, in the performance of each index. Because the performance of each index is about the issuer and this offering. You may get these documents for free by visiting www.iPathETN linked to the CBOE Volatility Index (the “VIX Index”), the performance of each index will depend on .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. on the VIX Index and, consequently, the level of each index. Additional factors that may contribute to fluctuations in the level of each index include prevailing market prices and forward volatility levels of the BlackRock Fund Distribution Company assists in the promotion of the Securities. ® U.S. stock markets and the equity securities included in the S&P 500 Index, the prevailing market iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial debt. The Securities are riskier than ordinary unsecured debt securities and have no principal ® instruments related to the S&P 500 Index and the VIX Index, interest rates, supply and demand in the protection. Risks of investing in the Securities include limited portfolio diversification, trade price listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to structured product markets. direct investment in index or index components. The investor fee will reduce the amount of your return “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term at maturity or on redemption, and as a result you may receive less than the principal amount of your FuturesTM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of S&P and have been licensed for investment at maturity or upon redemption of your Securities even if the value of the relevant index has use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated increased. An investment in iPath ETNs may not be suitable for all investors. (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or The Securities may be sold throughout the day on the exchange through any brokerage account. There promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express are restrictions on the minimum number of Securities you may redeem directly with the issuer as I1209 or implied, to the owners of the Securities or any member of the public regarding the advisability of—specified in the applicable prospectus. Commissions may apply and there are tax consequences in the investing in securities generally or in the Securities or in the ability of either index to track market event of sale, redemption or maturity of Securities. Sales in the secondary market may result in VXX—performance. iP significant losses. ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar 0210 trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the—markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage property, and used with the permission, of their respective owners.

0200 commissions. iP—Barclays Capital Inc. and its affiliates and BlackRock Fund Distribution Company and its affiliates do not Not FDIC Insured • No Bank Guarantee • May Lose Value provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other

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